NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

January 30, 2020	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2020 FIRST QUARTER

First Quarter Financial Highlights:

•	Results in line with expectations

•	Company maintains outlook for Fiscal 2020

•	Focus cash flow on debt reduction for remainder of fiscal year

•	Cost reduction initiatives progressing well

PITTSBURGH, PA, JANUARY 30, 2020 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its first quarter of fiscal 2020.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “Our consolidated results for the fiscal 2020 first quarter were in line with our expectations. The Memorialization segment reported another quarter of solid performance, generating higher sales compared to the same quarter last year. Sales also increased in our Industrial Technologies segment reflecting organic growth in product identification sales.

“In addition, sales for the SGK Brand Solutions segment in the U.S. and Asia-Pacific markets exceeded our expectations for the quarter, which partially mitigated continued slowness in its European markets. European sales were unfavorably impacted by lower cylinder sales to the tobacco markets, much of which was anticipated, and challenging market conditions for our surfaces business. The fiscal 2020 first quarter was also the last quarter reflecting the year-over-year comparability impact of the significant U.S. client account loss a year ago.

“Cremation equipment sales were higher than a year ago, particularly in the U.K. and our backlog in the U.S. market continues to be strong. In addition, in our Industrial Technologies segment, we are encouraged by an improving market for our product identification equipment and consumables from a challenging fiscal 2019 and the segment’s backlog for warehouse automation sales has also increased.

“Our cost reduction program is progressing well. While GAAP results for the fiscal 2020 first quarter reflected significant investment in this program, we are confident in the projected returns of at least $25 million in annual cost savings within two years.”

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

First Quarter Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q1 FY2020	Q1 FY2019	Change	% Change
Sales	$364.9	$374.2	$(9.3)	(2.5)%
Net (loss) income attributable to Matthews	$(10.5)	$3.1	$(13.6)	(437.9)%
Diluted (loss) earnings per share	$(0.34)	$0.10	$(0.44)	(440.0)%
Non-GAAP adjusted net income	$14.5	$15.9	$(1.4)	(8.8)%
Non-GAAP adjusted EPS	$0.47	$0.50	$(0.03)	(6.0)%
Adjusted EBITDA	$40.2	$46.5	$(6.3)	(13.5)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended December 31, 2019 were $364.9 million, compared to $374.2 million for the same quarter a year ago. Changes in foreign currency exchange rates had an unfavorable impact of $2.5 million on consolidated sales compared to a year ago. Sales for the Memorialization and Industrial Technologies segments increased from the same quarter a year ago, which were offset by lower sales for the SGK Brand Solutions segment.

Net loss attributable to the Company for the quarter ended December 31, 2019 was $10.5 million, or $0.34 per share, compared to income of $3.1 million, or $0.10 per share, for the same quarter last year. A significant portion of the decrease related to the acceleration (beginning in the fiscal 2019 fourth quarter) of the amortization of certain discontinued trade names in the SGK Brand Solutions segment and charges related to the Company's cost reduction program. Intangible amortization expense increased $9.8 million (pre-tax), or $0.24 per share compared to a year ago. On a non-GAAP adjusted basis, earnings for the fiscal 2020 first quarter were $0.47 per share, compared to $0.50 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2020 first quarter was $40.2 million, compared to $46.5 million a year ago. The declines from the respective fiscal 2019 first quarter amounts primarily reflected the impacts of lower consolidated sales and an unfavorable change in sales mix. See reconciliation of adjusted EBITDA below.

Sales for the SGK Brand Solutions segment were $174.9 million for the quarter ended December 31, 2019, compared to $185.3 million a year ago. The decrease primarily reflected a combination of the previously reported loss of a significant U.S. brand client account in the fiscal 2019 first quarter, lower cylinder sales to the European tobacco market, and a decrease in sales of surfaces and engineered products in Europe. However, sales for the SGK Brand Solutions segment for the current quarter reflected sales growth in the Asia-Pacific region and increased sales of merchandising solutions in the U.S. Changes in foreign currency exchange rates had an unfavorable impact of $1.9 million on the segment’s sales compared with the same quarter last year.

Memorialization segment sales for the fiscal 2020 first quarter were $154.4 million, compared to $153.9 million a year ago. The increase primarily reflected higher cremation equipment sales, particularly in the U.K., and improved price realization for caskets and memorial products. Unit sales volumes for caskets and memorial products were lower than a year ago, reflecting an estimated decline in U.S. casketed deaths. Changes in foreign currency exchange rates had an unfavorable impact of approximately $322,000 on the segment’s sales compared with the same quarter last year.

Sales for the Industrial Technologies segment were $35.7 million for the quarter ended December 31, 2019, compared to $35.0 million a year ago. The increase primarily related to higher product identification sales partially offset by lower sales of warehouse automation systems and applied technologies products. The decline in warehouse automation sales primarily resulted from project delays by customers. Changes in foreign currency exchange rates had an unfavorable impact of $322,000 on the segment’s sales compared with the same quarter last year.

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

Outlook

Mr. Bartolacci further stated: “We are encouraged by our first quarter performance as we achieved our consolidated adjusted earnings per share projections. Our Memorialization business remains a steady and stable cash flow generator, with a strong backlog for cremation and waste incineration equipment. Excluding the client account loss from a year ago, the fiscal 2020 first quarter results for the SGK Brand Solutions segment indicated more stable conditions in the U.S. brand market. In addition, interest in our engineered products for the energy storage market continues to grow. Also, as noted earlier, the product identification market appears to be strengthening with recent new account wins for our Industrial Technologies segment. We also continue to win new warehouse automation projects in this segment.

“Additionally, we are expecting to begin realizing a portion of the benefits of our cost reduction program by the end of the current fiscal year.

“As a result, we are maintaining our earnings outlook for fiscal 2020 of mid-single digit percentage growth in adjusted EBITDA and adjusted earnings per share. However, we remain cautious in this outlook due to typical uncertainty on death rates (particularly the impact of the current flu season), continued challenging market conditions in Europe, and as our projections include several significant projects which are subject to customer timing on completion and delivery.

“The Company’s fiscal first quarter is generally the slowest quarter seasonally for earnings and operating cash flow. Consistent with historical trends, we are projecting good operating cash flow for the rest of fiscal 2020, particularly in the second half of the fiscal year. We remain focused on reducing our debt and currently project solid debt reduction during fiscal 2020.”

Webcast

The Company will host a conference call and webcast on Friday, January 31, 2020 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, February 14, 2020. To listen to the archived call, dial (412) 317-6671 and enter the pass code 13697979. The webcast replay will be available on the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2019	2018	% Change
Sales	$364,944	$374,177	(2.5)%
Cost of sales	(249,217)	(247,766)	0.6%
Gross profit	115,727	126,411	(8.5)%
Gross margin	31.7%	33.8%

Selling and administrative expenses	(102,728)	(102,132)	0.6%
Amortization of intangible assets	(17,942)	(8,113)	121.2%
Operating (loss) profit	(4,943)	16,166	(130.6)%
Operating margin	(1.4)%	4.3%

Interest and other income (deductions), net	(10,760)	(12,577)	(14.4)%
(Loss) income before income taxes	(15,703)	3,589	(537.5)%
Income taxes	5,397	(605)	(992.1)%
Net (loss) income	(10,306)	2,984	(445.4)%
Non-controlling interests	(160)	113	(241.6)%
Net (loss) income attributable to Matthews	$(10,466)	$3,097	(437.9)%

(Loss) earnings per share -- diluted	$(0.34)	$0.10	(440.0)%

Earnings per share -- non-GAAP(1)	$0.47	$0.50	(6.0)%

Dividends declared per share	$0.21	$0.20	5.0%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2019	2018
Sales:
SGK Brand Solutions	$174,880	$185,300
Memorialization	154,405	153,886
Industrial Technologies	35,659	34,991
	$364,944	$374,177

Adjusted EBITDA:
SGK Brand Solutions	$18,738	$27,351
Memorialization	30,093	30,321
Industrial Technologies	4,314	3,595
Corporate and Non-Operating	(12,915)	(14,786)
Total Adjusted EBITDA(1)	$40,230	$46,481

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	December 31, 2019	September 30, 2019
ASSETS
Cash and cash equivalents	$39,384	$35,302
Accounts receivable, net	312,903	318,756
Inventories, net	185,608	180,274
Other current assets	56,453	49,384
Total current assets	594,348	583,716
Property, plant and equipment, net	239,240	237,442
Goodwill	856,989	846,807
Other intangible assets, net	385,156	400,650
Other long-term assets	208,846	121,988
Total assets	$2,284,579	$2,190,603

LIABILITIES
Long-term debt, current maturities	$25,532	$42,503
Other current liabilities	257,744	237,376
Total current liabilities	283,276	279,879
Long-term debt	941,395	898,194
Other long-term liabilities	344,203	293,294
Total liabilities	1,568,874	1,471,367

SHAREHOLDERS' EQUITY
Total shareholders' equity	715,705	719,236
Total liabilities and shareholders' equity	$2,284,579	$2,190,603

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(10,306)	$2,984
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,933	19,226
Changes in working capital items	(13,182)	(21,060)
Other operating activities	(88)	7,236
Net cash provided by operating activities	5,357	8,386

Cash flows from investing activities:
Capital expenditures	(9,722)	(8,458)
Acquisitions, net of cash acquired	—	(8,404)
Other investing activities	(4,507)	1,244
Net cash used in investing activities	(14,229)	(15,618)

Cash flows from financing activities:
Net proceeds from long-term debt	21,636	20,707
Purchases of treasury stock	(1,845)	(7,751)
Dividends	(6,535)	(6,414)
Other financing activities	(1,340)	(724)
Net cash provided by financing activities	11,916	5,818

Effect of exchange rate changes on cash	1,038	(322)

Net change in cash and cash equivalents	$4,082	$(1,736)

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2019		2018
		per share		per share
Net (loss) income attributable to Matthews	$(10,466)	$(0.34)	$3,097	$0.10
Acquisition costs	1,461	0.06	1,504	0.05
ERP integration costs	499	0.02	1,611	0.05
Strategic initiatives and other charges	7,688	0.24	—	—
Loss on divestiture	—	—	3,304	0.10
Joint Venture intangible amortization expense and other charges (1)	205	0.01	—	—
Non-service pension and postretirement expense (2)	1,671	0.05	689	0.02
Intangible amortization expense	13,457	0.43	6,004	0.19
Tax-related	—	—	(300)	(0.01)
Adjusted net income	$14,515	$0.47	$15,909	$0.50

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 25% for the three months ended December 31, 2019, and 26% for the three months ended December 31, 2018.

(1) Represents the Company's portion of intangible amortization expense and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(2) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2020 First Quarter

January 30, 2020

ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2019	2018
Net (loss) income	$(10,306)	$2,984
Income tax (benefit) provision	(5,397)	605
(Loss) income before income taxes	$(15,703)	$3,589
Net (income) loss attributable to noncontrolling interests	(160)	113
Interest expense	9,240	10,301
Depreciation and amortization *	28,933	19,226
Acquisition costs (1)**	1,948	2,032
ERP integration costs (2)**	665	2,177
Strategic initiatives and other charges (3)**	10,251	—
Loss on divestiture (4)	—	4,465
Joint Venture depreciation, amortization, interest expense and other charges (5)	797	—
Stock-based compensation	2,031	3,647
Non-service pension and postretirement expense (6)	2,228	931
Total Adjusted EBITDA	$40,230	$46,481
Adjusted EBITDA margin	11.0%	12.4%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a loss on the sale of a controlling interest in a subsidiary within the Memorialization segment.
(5) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(6) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $21,656 and $11,442 for the SGK Brand Solutions segment, $4,636 and $5,019 for the Memorialization segment, $1,442 and $1,526 for the Industrial Technologies segment, and $1,199 and $1,239 for Corporate and Non-Operating, for the three months ended December 31, 2019 and 2018, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,446 and $601 for the SGK Brand Solutions segment and $9,090 and $3,608 for Corporate and Non-Operating, for the three months ended December 31, 2019 and 2018, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $328 for the Memorialization segment for the three months ended December 31, 2019.

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